Exhibit 10.47

Car Lease Agreement

Lessor: Linkage Technology Group Co., Ltd.

Lessee: Linkage-AsiaInfo Technologies (Nanjing), Inc.

1.	The Status of Cars

The status of these cars is described in the attached Cars Test Report.

2.	Term and Payment

The term of the lease under this agreement is one year commencing on January 1, 2011 and ending on December 31, 2011. The annual rent is as follows:

Series No.	Type of Car	Car Registration No.	Annual Rent (RMB)	Remark
1	BUICK Business	JING LP8118	132,000	The annual rent includes the car’s insurance premium, annual inspection fees, daily maintenance fees and cost for repair, etc.
2	AUDI	JING HH2053	132,000
3	BENZ S350	JING MC1370	360,000
4	BMW 530I	SU A-64235	100,000
5	SANTANA 3000 (Black)	SU A-6D665	36,000
	TOTAL		760,000

3.	Lessor’s Rights and Obligations

3.1	Under any of the following circumstances, the Lessor has the right to require the Lessee to return these cars from time to time, and the Lessor will calculate all losses and refund the overpayment or require Lessee to pay the shortage between the rent have been paid to the Lessor and the losses:

3.1.1	the Lessee uses the car (“Car”) under this Agreement to conduct illegal or criminal activities;

3.1.2	the Lessee transfers, subleases, sales, pledges or mortgages the Car;

3.1.3	the Lessee conducts any other activities which are harmful for the Lessor’s lawful interests; and

3.1.4	the Lessee, without the Lessor’s written consent, delay to return the Car to the Lessor after the expiration of the lease.

The Lessee should pay the Lessor any of economic damages which are caused due to the reason abovementioned.

3.2	The Lessor does not assume the third party liabilities caused by the Car during the term of the lease.

3.3	The Lessor has any other rights stipulated in the laws and regulations.

3.4	The Lessor provides the Car in good status and with all certificates.

3.5	The Lessor will monitor the use of the Car.

4.	Lessee’s Rights and Obligations

4.1	The Lessee has the right to use the Car during the term of the lease.

4.2	The Lessee does not assume the compensation or repair obligations for the damages of the Car before the term of the lease.

4.3	The Lessee should pay the deposit and the rent in full and in cash on the execution date of this agreement. If the Lessee will pay the deposit and the rent by bank transfer, the Lessee should bear any commission charges should be paid to the bank.

4.4	During the term of the lease, the Lessee should bear the oil fees and other fees related to the Car.

4.5	The Lessee should assume the obligations stipulated in the Hire Car Notice.

4.6	During the term of the lease, the Lessee should strictly comply with the laws and regulation, and assume all of the liabilities and economic damages due to the violation of the laws and regulations.

4.7	The Lessee should bear any other economic damages caused by its activities.

4.8	During the term of the lease, the Lessee should assist the Lessor to handle the insurance claims for the Car accidents.

5.	Deposit Provision

5.1	The Lessee should pay the deposit in full to the Lessor on the execution date of this agreement.

5.2	Upon the expiration or termination of the lease, the Lessor should refund the deposit to the Lessee after deducting all fees in accordance with this agreement and its exhibits.

5.3	The Lessee should not take the deposit as the rent unilaterally.

5.4	Since the Lessor will provide the drivers, the Lessee is not required to pay the deposit.

6.	Insurance Provision

6.1	The Lessor has purchased the insurances for the Car. The detailed information regarding the insurance is stipulated in the Car Lease Registration Form.

6.2	The Lessee should notify the Lessor within 24 hours upon the occurrence of the accidents. The Lessor will cease to charge the rent from the date on which the Car in accidents arrived at the designated repair location, and the Lessee provides all of valid evidences for insurance claims, provided that the Car in accident is the car which the Lessor is responsible for filing an insurance claim in accordance with the Car Lease Registration Form. During the term of the lease, if the Car is stolen, scrapped or destroyed, the Lessee should bear the 40% of the rent from the date on which the Car is stolen, scrapped or destroyed to the date on which the Lessor receives the compensation paid by the insurance company (but no longer than 4 months), as well as the deductible.

6.3	The Lessee should assume all losses and related fees which are caused by the reason attributable to the Lessee but will not be compensated by the insurance company.

6.4	In the event of the Car accident, the Lessee should pay the accelerated depreciation fees at the amount of 30% of the repair fees and the deductible which the insurance company will compensate. If the Lessee cannot provide the evidences or documents required for insurance claim, the Lessee should bear all repair fees and accelerated depreciation fees, as well as the liabilities which the insurance company will not compensate.

7.	Liabilities for the Breach of Agreement

Except for the material policy changes and force majeure, if one party violates this agreement and therefore result in the incomplete performance of this agreement, the party should not only pay the other party the economic damages, but also pay the other party liquidated damages at the amount of 20% of the rent for the unperformed part of this agreement and its appendices.

The Lessee should return the Car in time in accordance with the date agreed by both parties (“Returning Date”). If the Lessee delays to return the Car, it shall pay the rent and 20% of daily rent each day as penalty. If the Lessee returns the Car prior to the Return Date, the Lessor will refund the daily rent each day after deducting 20% of the daily rent as liquidated damages.

The economic damages include the rent damage, the standard of which will be calculated in accordance with the Car Lease Registration Form.

8.	Amendment and Termination

The amendment and termination of this agreement shall be signed by both parties in written.

9.	Dispute Resolution

All disputes related to this agreement will be resolved through mutual consultation firstly. If the consultation fails, each party may file the case the Nanjing Arbitration Commission or Gulou District People’s Court.

10.	This agreement will become effective after signing and affixing of both parties’ seal.

Lessor:	Linkage Technology	Lessee:	Linkage-AsiaInfo

	Group Co., Ltd.		Technologies (Nanjing), Inc.

(Seal)		(Seal)

Date:		Date: